Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
	Cusip #: 52517PNU1


PRICING SUPPLEMENT NO. 322
Trade Date: May 20, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998


	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue


Price to Public: 100%     Initial Interest Rate:  1 Month Libor
Agent's Commission: .35%                          Telerate pg 3750
	                  posted on 5/19/98
Interest Rate Basis:
(  ) Treasury Rate	 Original Issue Date: 5/21/98
( X) LIBOR - 1 month	 Initial Maturity Date: 6/21/99 *
	 Final Maturity Date: 5/23/01 *
(  ) Commercial Paper Rate	 Maximum Interest Rate:______%
(  ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
(  ) Prime Rate 	 Spread Multiplier:__________%
(  ) Other 	 Spread (+ -) +.125% **(See below)

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	21st of each month

Interest Determination Dates: Two (2) London business days prior
						to interest payment dates

Interest Payment Dates: Monthly on the 21st, commencing on June 21st, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $525,000,000 and relates only to Pricing Supplement No. 322. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $21,270,725,000 and, to date, including this offering, an aggregate of $15,388,287,688 Medium-Term Notes, Series E has been issued and $10,844,927,688 are outstanding.



* The Floating Rate Renewable Notes described in this Pricing Supplement (the "Renewable Notes") will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On any Election Date (as defined herein), the holder of a Renewable Note may elect to extend the maturity of the Renewable Notes to the date (the "Effective Maturity Date") occurring 394 calendar days from and including such Election Date; if such Effective Maturity Date is not a Business Day, the maturity of any Renewable Note so extended shall be the next succeeding Business Day, unless such date is more than 397 days from such Election Date in which case the Effective Maturity Date shall be the immediately preceding Business Day. The holder may extend the maturity of the Renewable Notes or any portion thereof having a principal amount of $1,000,000 or any multiple of $1,000,000 in excess thereof by delivering a notice to such effect, via the Depository Trust Company, to the trustee for the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including such Election Date. Such option may be exercised with respect to less than the principal amount of the Renewable Notes; provided that the principal amount for which such option is exercised is at least $1,000,000 or any larger amount that is an integral multiple of $1,000,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond May 23, 2001. If the holder does not affirmatively elect to extend the maturity of any portion of the principal amount of the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including any Election Date according to the procedures described herein, that portion of the notes as to which such election has not been received will be exchanged at the close of business on that day for a new fixed-term note paying monthly interest (actual/360) at the rate of 1 month libor + 5 bp and maturing 397 days from such Election Date, unless such maturity date is not a Business Day, in which case such portion will become due and payable on the immediately preceding Business Day.

	The Renewable Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment or until such Note is exchanged as described in the preceding sentence at a rate determined by reference to LIBOR plus the Spread.